Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed consolidated interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation’s independent auditor has not performed a review of these condensed consolidated interim financial statements in accordance with standards established by the Canadian Institute of Chartered Professional Accountants for a review of condensed consolidated interim financial statements by an entity’s auditor.

Dr. Ken Cai                                                                                         Samson Siu, CPA, CA

President and CEO                                                                                Interim Chief Financial Officer

Vancouver, Canada

November 12, 2014

(2)

Index

Page

Condensed Consolidated Interim Financial Statements		4 - 8

	Condensed Consolidated Interim Statements of Financial Position	4
	Condensed Consolidated Interim Statements of Loss	5
	Condensed Consolidated Interim Statements of Comprehensive Loss	6
	Condensed Consolidated Interim Statements of Changes in Equity	7
	Condensed Consolidated Interim Statements of Cash Flow	8

Notes to Condensed Consolidated Interim Financial Statements		9 – 22

1	General information and liquidity risk	9
2	Basis of preparation	9
3	Critical accounting estimates and judgments	10
4	Cash and cash equivalents	10
5	Mineral interests	11
6	Investment in Minco Silver Corporation	13
7	Gain on legal settlement	16
8	Non-controlling interest	17
9	Share capital	18
10	Related party transactions	20
11	Fair value measurements	21
12	Geographical information	22

(3)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	September 30,	December 31,
	2014	2013
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	2,789,450	1,797,809
Receivables (note 7)	24,978	715,649
Due from related parties (note 10)	47,820	67,418
Prepaid expenses and deposits	96,743	67,423
Assets held for sale (note 5(c))	24,249	-
	2,983,240	2,648,299

Long-term deposit	51,277	51,277
Property, plant and equipment	113,455	177,943
Investment in Minco Silver (note 6)	10,340,000	13,368,836
	13,487,972	16,246,355
Liabilities
Current liabilities
Accounts payable and accrued liabilities	501,197	552,177
Advance from non-controlling interest (note 5(a))	434,948	167,920
Deposit from sale of subsidiary (note 5(c))	380,580	-
Due to related party (note 10)	3,629,915	3,584,387
Liabilities held for sale (note 5 (c))	9,270	-
	4,955,910	4,304,484
Equity
Equity attributable to owners of the parent
Share capital (note 9(a))	41,882,757	41,758,037
Contributed surplus	9,147,178	8,933,012
Accumulated other comprehensive income	1,637,779	1,102,818
Deficit	(49,141,950)	(44,976,192)
	3,525,764	6,817,675
Non-controlling interests (note 8)	5,006,298	5,124,196
Total equity	8,532,062	11,941,871
	13,487,972	16,246,355

Approved by the Board of Directors

(Signed) Malcolm Clay Director                                                               (signed) Robert Callander Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(4)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Loss

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

Three months ended September 30,			Nine months ended September 30,
	2014	2013	2014	2013
	$	$	$	$
Exploration recovery (note 5)	-	-	-	(622,293)
Exploration costs (note 5)	348,045	478,733	854,913	991,396
	348,045	478,733	854,913	369,103
Administrative expenses
Accounting and audit	29,193	6,820	79,599	87,009
Amortization	15,227	18,002	51,354	50,418
Consulting	2,060	2,240	9,204	27,920
Directors' fees	10,188	13,000	41,188	38,749
Foreign exchange loss (gain)	9,912	(2,450)	6,984	11,282
Investor relations	4,505	30,946	23,712	106,077
Legal, regulatory and filing	26,004	34,742	86,888	118,049
Office and miscellaneous	80,887	77,505	288,746	273,837
Property investigation	18,354	33,128	56,836	94,089
Salaries and benefits	116,802	136,449	464,306	400,995
Share-based compensation (note 9(b))	43,528	212,457	265,553	851,822
Travel and transportation	15,653	33,400	46,947	64,986
	372,313	596,239	1,421,317	2,125,233
Operating loss	(720,358)	(1,074,972)	(2,276,230)	(2,494,336)
Gain on legal settlement (note 7)	-	-	-	801,395
Loss on partial disposal of investment in Minco Silver (note 6)	-	-	(399,536)	-
Loss on derecognition of investment in Minco Silver (note 6)	-	-	(1,647,446)	-
Unrealized loss on marketable securities	-	-	-	(1,470)
Finance income	2,871	8,047	9,211	103,499
Impairment of property, plant and equipment	-	-	(8,736)	-
Share of loss from equity investment in Minco Silver (note 6)	-	(329,818)	(94,626)	(623,445)
Dilution loss (note 6)	-	(77,123)	(78,177)	(77,414)
Net loss before tax for the period	(717,487)	(1,473,866)	(4,495,540)	(2,291,771)
Deferred income tax recovery (expense)	(85,800)	-	200,200	-
Net loss for the period	(803,287)	(1,473,866)	(4,295,340)	(2,291,771)
Net income (loss) attributable to:
Shareholders of the Company	(741,567)	(1,370,204)	(4,165,758)	(2,507,127)
Non-controlling interest	(61,720)	(103,662)	(129,582)	215,356
	(803,287)	(1,473,866)	(4,295,340)	(2,291,771)
Loss per share:
Basic and diluted	(0.01)	(0.03)	(0.08)	(0.05)
Weighted average number of common shares outstanding
Basic and diluted	50,501,657	50,348,215	50,479,045	50,348,215

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(5)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Comprehensive Loss

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

Three months ended September 30,			Nine months ended September 30,
	2014	2013	2014	2013
	$	$	$	$
Net loss for the period	(803,287)	(1,473,866)	(4,295,340)	(2,291,771)
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Unrealized gains (loss) on available-for-sale investment, net of tax (note 6)	(574,200)	-	1,339,800	-
Realized gain recycled to net loss (note 6)	-	-	(1,032,182)	-
Cumulative translation adjustment from Minco Silver investment	-	(108,775)	183,131	377,001
Exchange differences on translation from functional to presentation currency	70,412	(44,421)	55,897	50,001

Total comprehensive loss for the period	(1,307,075)	(1,627,062)	(3,748,694)	(1,864,769)
Comprehensive income (loss) attributable to:
Shareholders of the Company	(1,263,900)	(1,523,400)	(3,630,796)	(2,080,125)
Non-controlling interest	(43,175)	(103,662)	(117,898)	215,356
	(1,307,075)	(1,627,062)	(3,748,694)	(1,864,769)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(6)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Changes in Equity

For the nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Attributable to equity owners of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficit	Subtotal	Non-controlling interest	Total equity
		$	$	$	$	$	$	$

Balance - January 1, 2014	50,348,215	41,758,037	8,933,012	1,102,818	(44,976,192)	6,817,875	5,124,196	11,941,871
Net loss for the period	-	-	-	-	(4,165,758)	(4,165,758)	(129,582)	(4,295,340)
Other comprehensive income	-	-	-	534,961	-	534,961	11,684	546,645
Proceeds on issuance of shares from exercise of options	166,666	124,720	(51,387)	-	-	73,333	-	73,333
Share-based compensation	-	-	265,553	-	-	265,553	-	265,553
Balance – September 30, 2014	50,514,881	41,882,757	9,147,178	1,637,779	(49,141,950)	3,525,764	5,006,298	8,532,062

Balance - January 1, 2013	50,348,215	41,758,037	7,939,681	173,246	(41,831,667)	8,039,297	2,425,368	10,464,665

Net income (loss) for the period	-	-	-	-	(2,507,127)	(2,507,127)	215,356	(2,291,771)
Contribution from non-controlling interest	-	-	-	-	-	-	2,573,910	2,573,910
Other comprehensive income	-	-	-	427,002	-	427,002	-	427,002
Share-based compensation	-	-	851,822	-	-	851,822	-	851,822
Balance – September 30, 2013	50,348,215	41,758,037	8,791,503	600,248	(44,338,794)	6,810,994	5,214,634	12,025,628

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(7)

Minco Gold Corporation

(An exploration stage enterprise)

Condensed Consolidated Interim Statements of Cash Flow

For the nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	2014	2013
Cash flow provided by (used in)	$	$
Operating activities
Net loss for the period	(4,295,340)	(2,291,771)
Adjustments for:
Amortization	51,354	50,418
Equity loss on investment in Minco Silver	94,626	623,445
Dilution loss	78,177	77,414
Loss on partial disposal of investment in Minco Silver	1,647,446	-
Loss on derecognition of investment in Minco Silver	399,536	-
Deferred income tax recovery	(200,200)	-
Impairment on property, plant and equipment	8,736	-
Share-based compensation (note 9(b))	265,553	851,822
Foreign exchange loss	7,922	12,094
Gain from legal settlement	-	(801,395)
Unrealized loss on marketable securities	-	1,470
Changes in items of working capital:
Receivables	(8,565)	(32,889)
Due to related parties (note 10)	65,848	1,070,673
Prepaid expenses and deposits	(27,831)	6,242
Deposit from sale of subsidiary	373,292	-
Accounts payable and accrued liabilities	(53,628)	(202,075)
Accounts payable for Changkeng permit	-	(4,711,920)
Net cash used in operating activities	(1,593,074)	(5,346,471)
Investing activities
Loan receivable	-	(1,641,900)
Proceeds from loan receivable (note 5(a))	-	1,641,900
Proceeds from legal settlement	720,095	801,395
Proceeds from partial disposal of investment in Minco Silver	1,500,000	-
Property, plant and equipment	(13,762)	(29,258)
Redemption of short-term investment	-	5,267,902
Net cash generated from investing activities	2,206,333	6,040,039
Financing activities
Proceeds from stock option exercises	73,333	-
Advanced from minority shareholders	255,971	-
Advanced from Minco Silver Corporation	-	1,200,000
Net cash generated from financing activities	329,304	1,200,000
Effect of exchange rate changes on cash and cash equivalents	50,355	11,255
Increase in cash and cash equivalents	992,918	1,904,823
Cash and cash equivalents – Beginning of period	1,797,809	263,054
Cash and cash equivalents – End of period	2,790,727	2,167,877
Less: cash and cash equivalents classified as held for sale	(1,277)	-
Cash and cash equivalent excluding assets classified as held for sale – End of period	2,789,450	2,167,877
Cash paid for income tax	-	-

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(8)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and liquidity risk

Minco Gold Corporation (“Minco Gold” or the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The Company is an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects in China. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company has listed its common shares on the Toronto Stock Exchange (“TSX”) under the symbol “MMM”, and the NYSE MKT under the symbol “MGH”.

As at September 30, 2014, Minco Gold owned a 18.45% (December 31, 2013 – 21.92%) equity interest in Minco Silver Corporation (“Minco Silver”).

The Company is an exploration company and therefore has no source of revenues. As such, during the nine months ended September 30, 2014, the Company incurred a net loss of $4,295,340, had accumulated deficit of $49,141,950 and a working capital deficit of $1,972,670. The Company is exposed to liquidity risk, which is the risk that the Company may encounter difficulty in settling its commitments when due including the continued forbearance to the amounts due to Minco Silver. In managing this risk, management determined that the Company’s cash balance as at September 30, 2014 of $2,789,450 combined with any proceeds raised through the sale of its investment in Minco Silver or through the sale of non-core assets would be sufficient to meet its cash requirements for the Company’s administrative overhead and to maintain its mineral interest throughout the next twelve months.

2.	Basis of preparation

The condensed consolidated interim financial statements include the accounts of Minco Gold, its wholly-owned Chinese subsidiaries Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”), Tibet Minco Mining Co. Ltd. (“Tibet Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”); its wholly owned Hong Kong subsidiary Minco Resources Limited (“Minco Resources”) and its 51% interest in Guangdong Mingzhong Mining Co., Ltd. (“Mingzhong”).

Information about subsidiaries

Name	Principal activities (ownership interest)	Country of Incorporation
Minco China	Exploring and evaluating mineral properties (100%)	China
Yuanling Minco	Exploring and evaluating mineral properties (100%)	China
Tibet Minco	Exploring and evaluating mineral properties (100%)	China
Huaihua Tiancheng	Exploring and evaluating mineral properties (100%)	China
Minco Resources	Holding company (100%)	Hong Kong
Mingzhong	Exploring and evaluating mineral properties (51%)	China

(9)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

2.	Basis of preparation (continued)

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Minco China’s legal subsidiary, Foshan Minco Mining Co. Ltd. (“Foshan Minco”), is held in trust for Minco Silver. Minco Gold does not consolidate Foshan Minco as it does not control this entity. Minco China also holds certain other assets and exploration permits in trust for Foshan Minco. These assets are held for the exclusive benefit of Foshan Minco and have not been included in these condensed consolidated interim financial statements.

These financial statements were approved by the board of directors for issue on November 12, 2014.

These condensed consolidated interim financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2013, which have been prepared in accordance with IFRS as issued by the IASB, and our condensed consolidated interim financial statements for the three months ended March 31, 2014.

The accounting policies applied in these condensed consolidated interim financial statements are consistent with those applied in the preparation of the condensed consolidated interim financial statements for the three months ended March 31, 2014.

3.	Critical accounting estimates and judgments

On April 22, 2014, the Company determined that we no longer held significant influence over Minco Silver, as we did not own more than 20% of Minco Silver’s outstanding common shares, and therefore, equity accounting for our investment in Minco Silver was no longer applicable. The Company and Minco Silver continue to have a board member and the CEO in common. The investment in Minco Silver was subsequently classified as available-for-sale financial asset.

4.	Cash and cash equivalents

As at September 30, 2014, cash and cash equivalent consisted of a short-term deposit with a maturity date of seven days and that can be renewed automatically. The yield on the short-term deposit was 1.48%.

As at September 30, 2014, cash and cash equivalent of $2,079,754 (RMB 11,475,874) (December 31, 2013 - $1,545,792 (RMB 8,837,293)) remained in China, including $1,199,134 (RMB 6,616,700) (December 31, 2013 - $820,252 (RMB 4,689,382)) held in Mingzhong. Under Chinese law, cash advanced to the Company’s Chinese subsidiaries as registered share capital is maintained in the subsidiaries’ registered capital bank account. Remittance of these funds back to Canada may require approvals by the relevant government authorities or designated banks in China or both.

(10)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests

a) Guangdong - Changkeng

Minco China and Tibet Minco, a wholly owned subsidiary of Minco China, are the controlling shareholders in Mingzhong with a 51% interest collectively.

Mingzhong signed an exploration permit transfer agreement with No. 757 Exploration Team of Guangdong Geological Bureau (“757 Exploration Team”) and on January 5, 2008, Mingzhong received the Changkeng exploration permit (the “Changkeng Exploration Permit”). This exploration permit expires on September 10, 2015.

To acquire the Changkeng Exploration Permit, Mingzhong was required to pay RMB 48 million ($8.15 million). As at December 31, 2008, the first payment for the Changkeng Exploration Permit to 757 Exploration Team was made in an amount of RMB 19 million ($3.22 million). The remaining balance of RMB 29 million ($4.92 million) was settled in May 2013. According to a Supplementary Agreement signed between 757 Exploration Team and Mingzhong, 757 Exploration Team agreed to refund RMB 3.8 million ($0.6 million) to Mingzhong for certain exploration costs incurred during the early stages of the Changkeng project. The refunded amount was recorded as an exploration cost recovery during the year ended December 31, 2013.

On July 31, 2013, Mingzhong paid RMB 1.03 million ($0.2 million) to 757 Exploration Team for the completed hydro-geological program on the Changkeng Gold Project.

On April 18, 2013, Minco China and 757 Exploration Team entered into a loan agreement in which Minco China agreed to loan RMB 10 million ($1,641,900) with annual interest rate of 6% to 757 Exploration Team for a two month period ending September 18, 2013. The loan was repaid on May 29, 2013 and the Company recorded RMB 65,753 ($10,919) of interest income during the year ended December 31, 2013.

On May 16, 2013, Mingzhong completed the process to increase its registered capital by RMB 32 million ($5.1 million). As a result, the RMB 15.7 million ($2.5 million) advances from non-controlling interest recorded as a current liability were derecognized and recorded as a contribution to the non-controlling interest.

As at September 30, 2014, the Company received funds of RMB 2,400,000 ($434,948) (December 31, 2013 – RMB 960,000 ($167,920)) from three minority shareholders of Mingzhong and are classified as a current liability, pending approval of capital injection from the remaining non-controlling interest shareholders.

Pursuant to the terms of an agreement with Minco Silver, the Company has assigned its right to earn a 51% interest in the Changkeng Silver Mineralization to Minco Silver. As a result, Minco Silver is responsible for 51% of the total costs in relation to the Changkeng Silver Mineralization.

b) Gansu - Longnan

Minco China holds ten exploration permits in the Longnan region of south Gansu province in China. The Longnan region is within the southwest Qinling gold field.

The Longnan project has been divided into three sub-projects according to their geographic distribution, type and potential of mineralization:

(11)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

i)               Yangshan: including five exploration permits located in the northeast extension of the Yangshan gold belt and its adjacent area;

ii)             Yejiaba: including four exploration permits adjacent to the Guojiagou exploration permit; and

iii)           Xicheng East: including one exploration permit to the east extension of the Xicheng Pb-Zn mineralization belt.

The Company has spent a cumulative total of $11.4 million of exploration costs on the Longnan region as at September 30, 2014 (December 31, 2013 - $10.8 million).

On December 13, 2013, Minco China entered into an agreement with Gansu Yuandong Investment Co., Ltd (“YDIC”) in which the Company agreed to sell two exploration permits in the Xicheng East and Yejiaba area to YDIC for RMB 0.8 million ($140,000). The process of transferring the titles to the two permits to YDIC was pending approval by Gansu province and the proceeds were not received as at September 30, 2014.

The annual minimum exploration expenditure requirement was increased by the local Administration of Land and Resources in Longnan of the Gansu Province. Given the current economic environment and the Company’s limited financial resources, the Company is unlikely to meet the local minimum exploration expenditure requirement in 2014 for a number of the Longnan exploration permits. If the annual minimum exploration expenditure requirement are not met, the exploration permit may be abandoned or transferred to another party. Exploration and evaluation costs pertaining to the Longnan project have been expensed in the period incurred.

c)                   Hunan - Gold Bull Mountain

Yuanling Minco’s wholly owned subsidiary Huaihua Tiancheng owns the Gold Bull Mountain exploration permit, which was renewed for a two-year period ending on June 28, 2015.

On June 28, 2014, Minco China entered into a sale agreement to dispose of its interest in Yuanling Minco for RMB 7 million ($1.2 million).

The buyer will make the following payments to Minco China:

i)               30% of the selling price within 7 days from the date of signing this agreement (received);

ii)             55% of the selling price prior to the formal transfer request being submitted to the governing authorities; and

iii)           15% upon completing the transfer and obtaining all governing authorities’ approval.

As at September 30, 2014, the process of transferring the titles of Yuanling Minco and the completion of the transaction was pending the receipt of the remaining two payments and the approval by governing authorities. The assets and liabilities have been presented as held for sale on the condensed consolidated interim statements of financial position.

As at September 30, 2014, the Company recorded a deposit from sale of subsidiary of RMB 2,100,000 ($380,580).

(12)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.	Mineral interests (continued)

d)                  Guangdong - Sihui

Minco China holds an exploration permit in Guangdong Sihui in China. The permit expires on February 3, 2015.

The Company continues its efforts to dispose of its non-core assets in China, including the Changkeng project, and some of the projects in the Longnan region.

The following is a summary of exploration costs (net of recovery) incurred by the Company:

	Three months ended September 30,		Nine months ended September 30,		Accumulative to September 30,
Currently active properties:	2014	2013	2014	2013	2014
	$	$	$	$	$
Gansu
- Longnan	231,160	259,709	602,373	742,046	11,448,623
Guangdong
- Changkeng	112,576	213,409	222,272	(392,862)	8,140,539
Hunan
- Gold Bull Mountain	4,309	5,615	29,744	18,275	2,265,985
Guangdong
- Sihui	-	-	524	1,644	4,993

Total	348,045	478,733	854,913	369,103	21,860,140
6.	Investment in Minco Silver Corporation
September 30, 2014	December 31, 2013
$	$
Investment in associate	-	13,368,836
Available-for-sale investment	10,340,000	-
	10,340,000	13,368,836

a)	Investment in associate

On April 22, 2014, the Company sold 2,000,000 common shares of Minco Silver for cash proceeds of $1,500,000 which decreased the Company’s equity interest in Minco Silver from 21.81% to 18.45%. As a result of this transaction, the Company recognized a loss on partial disposition of its investment in Minco Silver of $558,333 and a resulting reduction in the carrying value of the investment in associate of $2,058,333. Upon the sale of the 2,000,000 common shares of Minco Silver, the Company reclassified a gain of $158,797 for items previously recognized in the other comprehensive income related to the investment in Minco Silver resulting in a net loss on partial disposition of its investment in Minco Silver of $399,536.

(13)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investment in Minco Silver Corporation (continued)

On April 22, 2014, the Company concluded that it no longer had significant influence over Minco Silver, as we did not own more than 20% of Minco Silver’s outstanding common shares, and therefore, equity accounting for our investment in Minco Silver was no longer applicable. This resulted in the derecognition of the carrying value of our investment in associate and the recognition of our shareholding at fair value as an available-for-sale financial asset. The fair value of the shares upon initial recognition was $8,800,000. The difference between the carrying value of the investment and the fair value of the shares on April 22, 2014 was recorded in the condensed consolidated interim statements of loss, resulting in a loss of $2,520,831. Upon the loss of significant influence of Minco Silver, the Company reclassified a gain of $873,385 for items previously recognized in the other comprehensive income related to the investment in Minco Silver resulting in a net loss on derecognition of investment in Minco Silver of $1,647,446. Subsequent changes in fair value after April 22, 2014 are recognized in other comprehensive income (loss).

As at September 30, 2014, the Company owns 11,000,000 common shares of Minco Silver (December 31, 2013 - 13,000,000 common shares) that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property.

2014		2013
$		$
Equity investment in Minco Silver as at January 1,	13,368,836	13,375,407

Dilution loss	(78,177)	(77,414)
Equity loss	(94,626)	(656,132)
Cumulative translation adjustment	183,131	726,975
Partial disposition	(2,058,333)	-
Derecognition of investments in associates	(11,320,831)	-
Equity investment in Minco Silver as at September 30, 2014 and December 31, 2013	-	13,368,836

(14)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investment in Minco Silver Corporation (continued)

The following is a summary of Minco Silver’s balance sheet and reconciliation to carrying amounts for the period end in which the Company had significant influence:

	September 30,	December 31,
	2014	2013
	$	$
Current assets	-	64,856,555
Mineral interests	-	27,369,966
Property, plant and equipment	-	483,281
Current liabilities	-	523,984
Shareholders' equity	-	92,185,818

Reconciliation to carrying amounts:

Minco Gold’s share in percentage	-	21.91%
Minco Gold’s share in $	-	20,197,913
Differences between Minco Gold’s share and carrying value	-	(6,829,077)
Carrying value of investment in associate	-	13,368,836
Market value of Minco Silver shares	-	9,100,000

The following is a summary of Minco Silver’s income statement during the period on which the Company had significant influence:

	Three months ended September 30, 2014	Three months ended September 30, 2013	For the period January 1 to April 22, 2014	Nine months ended September 30, 2013
	$	$	$	$
Administrative expenses	-	1,499,238	694,876	3,172,027
Net loss for the period	-	(1,497,810)	(433,288)	(2,831,267)
Other comprehensive income (loss) for the period	-	(493,984)	837,286	1,712,086
Comprehensive income (loss) for the period	-	(1,991,794)	403,998	(1,119,181)
(15)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Investment in Minco Silver Corporation (continued)
b)	Available-for-sale investment

The available-for-sale investment represents the Company’s equity investment in Minco Silver. On April 22, 2014, the Company no longer had significant influence over Minco Silver and therefore ceased accounting for this investment on an equity basis and reclassified it to available-for-sale. The fair market value of the available-for-sale investment on initial recognition was $8,800,000, based on the quoted market price for the underlying security. During the three and nine months ended September 30, 2014, the Company has recognized an unrealized loss of $574,200 net of tax and an unrealized gain of $1,339,800 net of tax respectively in the Condensed Consolidated Interim Statements of Comprehensive Loss. As at September 30, 2014, the fair market value of the available-for-sale investment was $10,340,000, based on the quoted market price of $0.94 per share of Minco Silver.

7.	Gain on legal settlement

On December 16, 2010, Minco China entered into an agreement with the 208 Team, a subsidiary of China National Nuclear Corporation, to acquire a 51% equity interest in the Tugurige Gold Project located in Inner Mongolia, China (the “Agreement”). The 208 Team did not comply with certain of its obligations under the Agreement, including its obligation to set up a new entity (the “JV Co”) and the transfer of its 100% interest in the Tugurige Gold Project to the JV Co. As a result, Minco China commenced legal action in China seeking compensation.

On March 25, 2013, Minco China settled its claim against the 208 Team relating to the Agreement for an amount of RMB 14 million ($2.4 million). Minco China received RMB 5 million ($801,395) during 2013 and recognized a receivable of RMB 4 million ($699,688) as at December 31, 2013. Minco China recognized a gain on the legal settlement, net of accrued legal fees of RMB 900,000 ($157,425) during the year ended December 31, 2013.

The Company received RMB 4 million ($720,095) in January 2014. As at September 30, 2014, the remaining RMB 5 million ($865,711) balance due under the legal settlement was not recognized due to the uncertainty of collectability. In the event of non-payment of the final settlement amount, Minco China has reserved the right to take further legal action.

(16)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.	Non-controlling interest

Below is summarized financial information for Mingzhong, the Company’s 51% owned indirect subsidiary. The amounts disclosed are based on those included in the condensed consolidated interim financial statement before inter-company eliminations.

Summarized statement of financial position

	September 30,	December 31,
	2014	2013
	$	$
NCI percentage	49%	49%
Current assets	1,204,015	831,269
Current liabilities	(1,266,045)	(636,694)
	(62,030)	194,575
Non-current asset	37,657	42,126
Net assets (liabilities)	(24,373)	236,701
Accumulated non-controlling interests	5,006,298	5,124,196

Summarized income statement

For the period ended	September 30,	September 30,
	2014	2013
	$	$
Net income (loss)	(264,454)	439,503
Other comprehensive income	23,846	-
Total comprehensive income (loss)	(240,608)	439,503
Income (loss) allocated to NCI	(117,898)	215,356

Summarized cash flows

For the period ended	September 30,	September 30,
	2014	2013
	$	$
Cash flows from operating activities	1,301	(5,024,627)
Cash flows from investing activities	-	5,261,652
Cash flows from financing activities	341,297	-
Effect of exchange rate changes on cash	36,284	18,362
(17)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital
a.	Common shares and contributed surplus

Authorized

100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”). The Company’s board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted. These options are equity settled.

During the nine months ended September 30, 2014, the Company granted stock options for 1,270,000 common shares to various employees, consultants and directors at a weighted exercise price of $0.26 per common share that vest over an 18-month period from the issuance date.

The maximum number of common shares reserved for issuance under the Stock Option Plan is 15% of the issued and outstanding common shares of the Company.

The Company recorded $43,528 and $265,553 in stock-based compensation expense for the three and nine months period ended September 30, 2014 respectively (September 30, 2013 - $212,457 and $851,822).

A summary of the options outstanding is as follows:

	Number outstanding	Weighted average exercise price
		$
Balance, January 1, 2013	5,650,667	1.11

Granted	2,200,000	0.45
Forfeited	(587,500)	0.93
Cancelled	(270,000)	2.14
Expired	(140,000)	1.44

Balance, December 31, 2013	6,853,167	0.86

Granted	1,270,000	0.26
Forfeited	(732,000)	0.97
Exercised	(166,666)	0.44
Expired	(660,000)	0.48

Balance, September 30, 2014	6,564,501	0.78

(18)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Share capital (continued)

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.26 – 0.45	2,398,334	3.74	0.35	1,608,330	0.39
0.46 – 0.54	1,455,000	3.28	0.46	1,455,000	0.46
0.55 – 0.93	1,506,667	2.42	0.68	1,506,667	0.68
0.94 – 2.59	1,204,500	1.29	2.17	1,204,500	2.17
	6,564,501	2.89	0.78	5,774,497	0.86

The weighted average share price on the day options were exercised was $0.56 (2013 - $Nil). As at September 30, 2014, there was $49,315 (December 31, 2013 - $102,083) of total unrecognized compensation cost relating to unvested stock options.

The Company used the Black-Scholes option pricing model to determine the fair value of the options with the following assumptions:

	2014	2013

Risk-free interest rate	1.27% - 1.68%	1.40% - 1.66%
Dividend yield	0%	0%
Volatility	87% - 88%	86% - 91%
Forfeiture rate	23%	24%
Estimated expected lives	5 years	5 years

Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company’s historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

(19)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions

Shared office expenses

a)	Minco Silver and Minco Gold share offices and certain administrative expenses in Beijing and Minco Silver, Minco Base Metals Corporation (“MBM”) and Minco Gold share offices and certain administrative expenses in Vancouver.
At September 30, 2014, the Company has $3,629,915 due to Minco Silver (December 31, 2013 - $3,584,387) and consisted of the following:
Amount due from Foshan Minco as at September 30, 2014 of $23,891 (December 31, 2013 - $15,847), representing the expenditures incurred by Minco China on behalf of Foshan Minco and shared office expenses.
Amount due to Minco Silver as at September 30, 2014 of $3,653,806 (December 31, 2013 – $3,600,234) representing funds advanced from Minco Silver to Minco Gold to support its operating activities in Canada net of shared head office expenses.

The amounts due are unsecured, non-interest bearing and payable on demand.

b)	At September 30, 2014, the Company has $47,820 due from MBM (December 31, 2013 - $67,418), in relation to shared office expenses. The Company is related to MBM through significant influence of one common director and common management.

The amounts due are unsecured, non-interest bearing and payable on demand.

Funding of Foshan Minco

Minco Silver cannot invest directly in Foshan Minco as Foshan Minco is legally owned by Minco China. All funding supplied by Minco Silver for exploration of the Fuwan Project must first go through Minco China via the Company and Minco Resources to comply with Chinese Law. In the normal course of business Minco Silver uses trust agreements when providing cash, denominated in US dollars, to Minco China via the Company and Minco Resources for the purpose of increasing the registered capital of Foshan Minco. Minco China is a registered entity in China however it is classified as being a wholly foreign owned entity and therefore can receive foreign investment. Foshan Minco is a Chinese company with registered capital denominated in RMB and therefore can only receive domestic investment from Minco China. Increases to the registered capital of Foshan Minco must be denominated in RMB.

On August 12, 2011, the Company, Minco Silver and Minco China, entered into a trust agreement in which Minco Gold and Minco China confirmed that they received US$10 million from Minco Silver and Minco China was required to exchange these US dollar funds into RMB in order to increase Foshan Minco’s registered share capital. As at December 31, 2013, all the funds were transferred from Minco China to Minco Yinyuan and Foshan Minco, and this trust agreement was effectively settled.

(20)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Related party transactions (continued)

In 2013, Minco Silver advanced US$20 million to Minco China via the Company and Minco Resources in accordance with a trust agreement signed on April 30, 2013, in which Minco Silver agreed to advance US$20 million to Minco China to increase Foshan Minco’s registered share capital. As at September 30, 2014, Minco China held the US $11,223,185 ($12,521,684) (December 31, 2013 – US $12,526,138 ($13,399,210)) and RMB 39,474 ($7,154) (December 31, 2013 – RMB 14,613,570 ($2,556,161)) in trust for Minco Silver.

Key management compensation

Key management includes the Company’s directors and senior management. This compensation is included in exploration costs, and administrative expenses.

For the three and nine months period ended September 30, 2014 and 2013, the following compensation was paid to key management.

Three months ended September 30,			Nine months ended September 30
	2014	2013	2014	2013
	$	$	$	$
Cash remuneration	52,650	92,500	209,102	251,993
Share-based compensation	33,438	155,811	189,591	639,063
	86,088	248,311	398,693	891,058
The above transactions were conducted in the normal course of business.
11.	Fair value measurements

It is required that the classification of fair value measurements use a fair value hierarchy that reflects the significance of the inputs used in making the measurements, including the following levels:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

The investment in Minco Silver is measured at fair value based on quoted market price. Accordingly, these items are included in Level 1 of the fair value hierarchy.

Financial instruments that are not measured at fair value on the balance sheet are represented by cash and cash equivalents, due from related parties, receivables, accounts payable, advance from non-controlling interest, and due to related party. The fair values of these financial instruments approximate their carrying values due to their short term nature.

(21)

Minco Gold Corporation

(An exploration stage enterprise)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended September 30, 2014 and 2013

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

12.	Geographical information

The Company’s business of exploration and development of mineral interests is considered as operating in one segment. The geographical division of the Company’s non-current assets is as follows:

Non-current assets by geography	September 30, 2014
	Canada	China	Total
	$	$	$
Non-current assets	72,469	92,263	164,732

	December 31, 2013
	Canada	China	Total
	$	$	$
Non-current assets	71,048	158,172	229,220